Exhibit 99.2

Pullman Industries, Inc.

Unaudited Balance Sheets as of September 30, 2006 and 2005

(In thousands)

	September 30 2006	September 30 2005
ASSETS
Current Assets:
Cash and cash equivalents	$—	$5,142
Accounts receivable:
Trade	20,356	16,557
Other	902	843
Inventory	4,078	2,118
Unbilled customer tooling costs	15,319	4,415
Prepaid expenses and other current assets:
Prepaid expenses	1,422	1,064
Refundable taxes	1,643	38
Deferred tax recovery	—	1,204

Total current assets	43,720	31,382
Property, plant and equipment - net	55,098	43,927
Intangible assets	77	254
Other assets:
Investments in and advances to unconsolidated subsidiaries	231	17
Accounts receivable - affiliate	3,023	1,021
Deposits and other	275	439

Total Assets	$102,424	$77,039

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	20,904	12,030
Current portion of notes payable	7,213	5,586
Accrued and other current liabilities:
Taxes payable	—	619
Accrued compensation	3,355	3,062
Accrued interest	278	348
Other accrued liabilities	1,607	1,986

Total Current Liabilities	33,357	23,632
Notes payable	31,908	24,669
Other long-term liabilities - deferred taxes	1,250	4,939
Stockholders’ equity	35,909	23,800

Total Liabilities and Stockholders’ Equity	$102,424	$77,039

The accompanying explanatory notes are an integral part of these unaudited financial statements

Pullman Industries, Inc.

Unaudited Statements of Operations for the Nine Months Ended

September 30, 2006 and 2005

(In thousands)

	Nine Months Ended
	September 30 2006	September 30 2005
Net sales	$117,873	$118,467
Cost of sales	98,985	94,578

Gross margin	18,888	23,888
Operating expenses	12,919	12,797

Operating income	5,969	11,091
Nonoperating income (expense):
Interest income	168	174
Loss on disposition of property and equipment	—	(99)
Foreign exchange loss	—	(43)
Realized gain on sale of marketable securities	242	—
Other expense	(118)	(71)
Interest expense	(1,631)	(1,410)

Total nonoperating expenses	(1,339)	(1,449)

Income before income taxes	4,631	9,642
Income tax (recovery) expense	(3,744)	3,253

Net Income	$8,374	$6,389

The accompanying explanatory notes are an integral part of these unaudited financial statements

Pullman Industries, Inc.

Unaudited Statements of Cash Flows for the Nine Months Ended

September 30, 2006 and 2005

(In thousands)

	Nine Months Ended
	September 30 2006	September 30 2005
Cash flows from operating activities:
Net income	$8,374	$6,389
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	7,002	6,656
Loss on disposal of property and equipment	—	99
Bad debt expense	423	—
Amortization of intangible assets	123	161
Deferred income taxes	(2,958)	884
Changes in operating assets and liabilities which provided (used) cash:
Accounts receivable	(1,001)	(7,795)
Inventory	(1,243)	766
Unbilled customer tooling costs	(7,943)	(3,268)
Prepaid expenses and other assets	(3,035)	(1,427)
Accounts payable	9,476	5,504
Accrued and other liabilities	(3,397)	(809)

Net cash provided by operating activities	5,823	7,162
Cash flows from investing activities - purchase of property and equipment	(18,483)	(4,277)
Cash flows from financing activities:
Net proceeds (payments) on long term debt	9,808	(4,981)
Stock redemptions	—	(379)

Net cash provided by (used in) financing activities	9,808	(5,360)
Net decrease in cash and cash equivalents	(2,852)	(2,475)
Cash and cash equivalents - beginning of period	2,852	7,617

Cash and cash equivalents - end of period	$—	$5,142

The accompanying explanatory notes are an integral part of these unaudited financial statements

Pullman Industries, Inc.

Explanatory Notes to Unaudited Financial Statements for the

Nine Months Ended September 30, 2005 and 2006

1.	Basis of Presentation

Pullman Industries Inc. (“Pullman” or the “Company”) is engaged primarily in the manufacturing of roll-formed components for the automotive industry. Pullman has manufacturing facilities located in South Haven and Grand Haven, Michigan and in Butler, Indiana.

Prior to June 28, 2006, Pullman was a 50% partner in Linde + Pullman AG (“LPAG”) with Linde + Weimann (“LW”), a German company. LPAG owns 99% of Linde Pullman de Mexico (“Pullman Mexico”). On June 28, 2006, the former stockholders of Pullman purchased LW’s 50% share of LPAG. The balance sheets for Pullman included in these unaudited financial statements account for Pullman’s 50% ownership interest in LPAG under the cost method of accounting at December 31, 2005 and September 30, 2006.

2.	Income Taxes

For taxable periods prior to January 1, 2006, Pullman was taxed as a C Corporation for income tax purposes. Pullman’s unaudited financial statements for the nine month period ended September 30, 2005, reflect this C Corporation tax treatment.

Effective January 1, 2006, Pullman elected to be taxed as an S Corporation. Under this election, Pullman’s former stockholders report taxable income or loss and pay any income tax or receive any tax benefit individually. Pullman’s unaudited financial statements for the nine month period ended September 30, 2006, reflect this S Corporation tax treatment. Accordingly, all deferred tax balances at December 31, 2005 have been reversed to income tax expense and the Company has recognized an income tax recovery of $3.7 million for the nine month period ended September 30, 2006.

The Company has recorded a deferred tax liability of $1.3 million at September 30, 2006 to account for any uncertain tax positions related to the Company’s C Corporation tax return filings for periods prior to January 1, 2006.

3.	Inventory

The major components of inventory are as follows (in thousands):

	September 30 2006	September 30 2005
Raw materials	$2,459	$923
Work in progress	702	382
Finished goods	1,095	1,042
Reserve for obsolete inventory	(178)	(229)

Total inventory	$4,078	$2,118

4.	Intangible Assets

Intangible assets subject to amortization at September 30, 2006 are summarized as follows (in thousands):

	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Tooling	$922	$922
Technology license	380	303
Patent	19	19

	$1,321	$1,244

Intangible assets subject to amortization at September 30, 2005 are summarized as follows (in thousands):

	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Tooling	$922	$807
Technology license	380	241
Patent	19	19

	$1,321	$1,067

Amortization for the nine months ended September 30, 2006 and 2005 was $46 and $161, respectively (in thousands).

5.	Related Party Transactions

The $3.0 million balance in accounts receivable - affiliate at September 30, 2006 relates to amounts owed by Pullman Mexico or related entities. Of the $1.0 million balance in accounts receivable - affiliate at September 30, 2005, $0.9 million relates to amounts owed by Pullman Mexico or related entities and $0.1 million relates to amounts owed by employees.

6.	Commitments and Contingencies

From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. The Company maintains insurance coverage against certain types of potential claims in amounts which it believes to be adequate. Management is not aware of any legal proceedings or claims pending against the Company that it believes will have a material adverse effect on the Company’s financial condition or results of operations.

At September 30, 2006, the Company guaranteed the lesser of 50% of Pullman Mexico’s total outstanding bank debt or $7.0 million. Pullman Mexico’s outstanding borrowings totaled approximately $13.6 million at September 30, 2006 and are payable through May 2009. The Company does not hold specific recourse or collateral rights in connection with the guarantee. An accrued liability totaling $210,000 has been recorded by the Company as an estimate of the fair value of the guarantee at September 30, 2006.